UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 5, 2009 (January 30, 2009)
AMSURG CORP.
(Exact Name of Registrant as Specified in Charter)

Tennessee	000-22217	62-1493316
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

20 Burton Hills Boulevard
Nashville, Tennessee	37215
(Address of Principal Executive Offices)	(Zip Code)
(615) 665-1283
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreements
     Effective January 30, 2009, the Company entered into Amended and Restated Employment Agreements with each of Christopher A. Holden, the Company’s Chief Executive Officer and President, Claire M. Gulmi, the Company’s Executive Vice President and Chief Financial Officer, David L. Manning, the Company’s Executive Vice President and Chief Development Officer and Billie A. Payne, the Company’s Senior Vice President, Operations. The Company also entered into an Employment Agreement with Kevin D. Eastridge, the Company’s Senior Vice President and Chief Accounting Officer. The employment agreements provide for a minimum base salary and have initial one-year terms. The agreements may be extended for additional one-year terms on the first and each successive anniversary date of the agreements. The agreements provide that if the Company elects not to extend the executive’s employment, the executive will be considered to have been terminated without cause. In the event the executive’s employment with the Company is terminated as a result of the executive’s disability, the executive is entitled to receive his or her full salary and benefits for a period of 12 months, and thereafter shall receive benefits in accordance with Company policy as in effect from time to time. In the event the executive’s employment with the Company is terminated by the Company for “cause” (as defined in the agreements), the Company shall have no further obligations under the employment agreements. In the event the Company terminates Messrs. Holden or Manning or Ms. Gulmi without cause or Messrs. Holden or Manning or Ms. Gulmi terminates his or her employment with the Company within 12 months following a change in control because the Company has significantly changed the scope and nature of the executive’s authority and responsibilities, reduced the executive’s base salary or overall compensation or changed the location at which the executive is required to perform his or her duties to the Company (“good reason”), Messrs. Holden and Manning and Ms. Gulmi are entitled to receive a severance payment equal to three times his or her base salary and shall continue to be covered by the Company’s health and life insurance plans for a period of three years. In the event the Company terminates Ms. Payne or Mr. Eastridge without cause or Ms. Payne or Mr. Eastridge terminates his or her employment with the Company within 12 months following a change in control for good reason, Ms. Payne and Mr. Eastridge are entitled to receive a severance payment equal to 150% of his or her base salary and shall continue to be covered by the Company’s health and life insurance plans for a period of 18 months. The employment agreements contain a restrictive covenant pursuant to which each executive has agreed not to compete with us during the time we are obligated to compensate him or her pursuant to his or her employment agreement. This summary of the agreements is qualified in its entirety by reference to the text of the agreements, which are included as Exhibits 99.1, 99.2, 99.3, 99.4 and 99.5 hereto and incorporated herein by reference.
2009 Bonus Plan
     The Compensation Committee of the Board of Directors of the Company has approved the Company’s Cash Bonus Plan for 2009. Pursuant to the 2009 Cash Bonus Plan, employees of the Company, including the Company’s executive officers, are eligible to receive cash bonuses based upon the Company’s attainment of certain earnings targets and other specific targets related to an employee’s specific area of responsibility, including surgery center profits and earnings from new acquisition and development transactions, in each case as determined by the Committee. For 2009, cash bonuses for Messrs. Holden and Eastridge and Ms. Gulmi will be based 50% upon the attainment of Company earnings targets, 30% upon targets related to surgery center profits, and 20% upon the annual earnings of surgery centers acquired and de novo surgery center partnerships formed during 2009. The cash bonus for Ms. Payne will be based 20% upon the attainment of Company earnings targets, 60% upon targets related to surgery center profits, and 20% upon the annual earnings of surgery centers acquired and de novo surgery center partnerships formed during 2009. The maximum total bonus award that Messrs. Holden and Eastridge and Mses. Gulmi and Payne can receive in 2009 is 100% for Mr. Holden, 80% for Ms. Gulmi, 60% for Ms. Payne and 60% for Mr. Eastridge. David L. Manning, our Executive Vice President and Chief Development Officer, is eligible to receive a cash bonus of up to 55% of his base salary based 55% upon the attainment of Company earnings targets and 45% upon the earnings of surgery centers acquired during 2009. Mr. Manning is eligible to receive an additional cash bonus based upon the annual earnings of surgery centers acquired and de novo surgery center partnerships formed during 2009 above a targeted amount.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits
99.1	Amended and Restated Employment Agreement between the Company and Christopher A. Holden

99.2	Amended and Restated Employment Agreement between the Company and Claire M. Gulmi

99.3	Amended and Restated Employment Agreement between the Company and David L. Manning

99.4	Amended and Restated Employment Agreement between the Company and Billie A. Payne

99.5	Employment Agreement between the Company and Kevin D. Eastridge

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSURG CORP.
By:	/s/ Claire M. Gulmi
Claire M. Gulmi
Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Duly Authorized Officer)

Date: February 5, 2009